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                                                                   EXHIBIT 10.43

                                SUBORDINATED NOTE

$781,000.00                                                      October 1, 1998


        FOR VALUE RECEIVED, PARAVANT COMPUTER SYSTEMS, INC., a Florida corporation (the "Maker"), promises to pay to the order of HYLAND SCHOOLEY (the "Payee"), in the manner hereinafter set forth, the principal sum of Seven Hundred Eighty One Thousand Dollars ($781,000.00).

        This Note is given as consideration by the Maker for the non-competition agreement between the Payee and the Maker pursuant to that certain Acquisition Agreement dated as of March 31, 1998 (the "Acquisition Agreement") between the Maker, Engineering Development Laboratories, Incorporated, an Ohio corporation ("EDL"), Signal Technology Laboratories, Inc., an Ohio corporation ("STL") and the shareholders of EDL and STL, including the Payee. Payments to be made under this Note shall be made to the order of the Payee at 315 Shafor Boulevard, Dayton, Ohio 45419, or at such other place as the Payee may designate to the Maker in writing.

        In addition to the aforementioned principal amount, the Maker shall pay to the Payee interest on the unpaid principal amount from time to time outstanding under this Note interest at the rate of eight percent (8%) per annum determined on the basis of a three hundred and sixty five (365) day year.

        This Note shall be payable in twelve (12) quarterly payments as follows:
(i) eleven (11) payments in the principal amount of Sixty Five Thousand Eighty Three and 33/100 Dollars ($65,083.33) together with accrued interest on the unpaid principal amount and (ii) one payment in the principal amount of Sixty Five Thousand Eighty Three and 34/100 Dollars ($65,083.34) together with accrued interest on the unpaid principal amount. The first such quarterly payment shall be due and payable on April 1, 1999 and successive quarterly payments shall be due and payable on July 1, 1999, October 1, 1999 and January 1, 2000 and on each April 1, July 1, October 1 and January 1 thereafter until January 1, 2002, when the entire principal sum and all accrued but unpaid interest, if not sooner paid as aforesaid, shall be due and payable in full. In the event the Maker calls all or any of its outstanding warrants for redemption, cancellation, exercise or conversion, the Maker will be required to apply a portion of the proceeds therefrom to reduce the indebtedness this Note as required, and subject to the limitations set forth in, the Acquisition Agreement.

        The Maker shall have the right to prepay this Note in whole or in part at any time without penalty. The Maker shall also have the right to set-off against any payment or payments due under this Note any amount or amounts due to the Maker from the Payee as indemnification under the Acquisition Agreement or as damages under the non-competition agreement or the employment agreement between the Payee and the Maker dated as of the date of this Note and given as a condition of the closing under the Acquisition Agreement. Any such prepayment or set-off shall be applied first to accrued but unpaid interest, and then to the principal sums next maturing hereunder.


        All payments required hereby shall be made in lawful money of the United States of America.

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        By  acceptance  of this Note the Payee has agreed  that the right of the holder of this Note to obtain payment from the Maker is subordinate to the rights of National City Bank (the "Senior Creditor") in respect of any indebtedness of the Maker for borrowed money payable to the Senior Creditor ("Senior Debt"). This Note shall not be subordinate to any other indebtedness of the Maker.

        Any failure of the Maker to make any payment required hereunder by not later than ten (10) days after the same shall be due shall constitute an Event of Default. Upon the occurrence of any Event of Default, the holder hereof shall have the right, after written notice to the Maker of such Event of Default, and the failure of the Maker to cure such Event of Default within thirty (30) days after Maker's receipt of such notice, to declare a Default under this Note and to accelerate all principal and interest due hereunder. Following the occurrence of any Default, the holder hereof also shall have the right to exercise any remedies that it may have hereunder. If it becomes necessary for the holder hereof to enforce this Note, the Maker shall pay the holder any and all costs, expenses and reasonable attorneys's and paralegals' fees and expenses incurred by such holder in connection with such proceedings and any associated administrative, appellate or bankruptcy proceedings. During any Default or any period permitted for the curing of any Event of Default interest will continue to accrue for the benefit of the Payee at the rate of eight percent (8%) per annum determined as hereinbefore provided.

        The Maker hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor and expressly agrees to remain and continue bound for the payment of the principal and interest provided for by the terms of this Note, notwithstanding any extension or extensions of time of, or for the payment of said principal or interest.

        This Note shall be governed and construed in accordance with the laws of the State of Florida. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

        IN WITNESS WHEREOF, the Maker has caused this Note to be executed under seal and delivered by its duly authorized officer as of the date first above written.

                                             "MAKER"

                                              PARAVANT COMPUTER SYSTEMS, INC.

                                             By:       /s/   Krishan K. Joshi
                                                --------------------------------
                                                    Krishan K. Joshi
                                                    Chairman of the Board




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